Exhibit 99.1

                  VaxGen Appoints Jack Anthony as Director and
                Provides Progress Update on Strategic Transaction

South San Francisco, Calif. - May 22, 2007 - VaxGen Inc. (Pink Sheets: VXGN.PK) announced today that Jack M. Anthony, a biopharmaceutical executive with more than 30 years of transaction experience in the industry, has joined the company's Board of Directors. Mr. Anthony will serve on the Board's special committee overseeing strategic alternatives for VaxGen.

Mr. Anthony has served in executive roles at a number of biotechnology companies and has extensive experience in corporate strategy, asset sales, licensing agreements and corporate collaborations. He has been involved in corporate transactions totaling more than $3 billion, including, as Senior Vice President of Business Development and Commercial Development at Tularik, Inc., the sale of that company in 2004 to Amgen, Inc. for $1.3 billion.

Mr. Anthony is Senior Vice President of Corporate Development at Osprey Pharmaceuticals, Ltd. of Montreal, Canada. He was previously CEO of Pharmix Corp., a private biotechnology company based in Brisbane, Calif., specializing in computational chemistry. In addition to Tularik and Osprey, he served in executive business development positions at Applied Immune Sciences, Inc., Cell Therapeutics, Inc., Inhale Therapeutic Systems, Inc. (now called Nektar Therapeutics) and Saegis Pharmaceuticals, Inc. Previously, he held a variety of executive marketing, sales and operational roles at Baxter Healthcare Corporation.

Mr. Anthony was co-chair of the Biotechnology Industry Association's Business Development Committee from 2001-2005 and is the founder of the Bay Area Biotech Business Roundtable, an association of San Francisco area business development executives.

"I believe Jack is the right person at the right time for VaxGen's Board," said Randall L-W Caudill, VaxGen's Chairman. "We expect that his extensive transaction experience and knowledge of the biotechnology industry will provide additional insight into the company's already advanced evaluation and pursuit of a full array of strategic alternatives."

VaxGen's Board of Directors continues to seek an additional independent director to evaluate strategic alternatives and to replace Eve Slater, who is required to resign as a VaxGen director no later than August 1, 2007 after accepting a senior managerial role at Pfizer.

      Strategic Transaction Update

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VaxGen announced on January 5, 2007 that it was restructuring and exploring strategic alternatives following the U.S. government's cancellation of the company's anthrax vaccine contract on December 19, 2006. The restructuring included the layoff of more than half of VaxGen's employees.

Since then, VaxGen, with input from its advisers at Lazard, has undertaken what it believes is an extensive and diligent analysis of the relative merits of different options, including asset sales, liquidation and a wide variety of corporate transactions.

"We have significantly narrowed the field of potential transactions and remain confident that we can conclude a transaction that will deliver value to our shareholders," said Caudill, who serves on the Board's special committee.

In parallel with evaluating potential corporate transactions, the company continues to explore the possibility of independently selling its South San Francisco manufacturing facility.

"Our current staff preserves the value of our manufacturing facility and our ability to sell or partner it, as well as supporting activities related to our potential corporate transactions," said James P. Panek, VaxGen's President and CEO. "We pay close attention to the balance between the costs and benefits of preserving these options, and we will not hesitate to further reduce costs in a prudent manner."

VaxGen is a biopharmaceutical company based in South San Francisco, California. For more information, please visit the company's web site at www.vaxgen.com.

Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include, without limitation, statements regarding the Company's ability to attract and successfully recruit additional members to the company's board of directors; the results of Mr. Anthony's participation as a member of the company's board of directors; the Company's ability to consummate, and the timing of, a strategic transaction that provides value to stockholders; and the timing of VaxGen becoming current in its periodic reporting requirements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact:
Lance Ignon
Vice President, Corporate Affairs
(650) 624-1016

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